Exhibit 10.2

2013 VALMONT EXECUTIVE INCENTIVE PLAN

1.           PURPOSE.  The principal purpose of the Valmont Industries, Inc. Executive Incentive Plan (the "Plan") is to provide incentives to executive officers and other senior management officers of Valmont Industries, Inc. ("Valmont") who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers and other senior management officers on a competitive basis and to preserve the tax deductibility of such incentives under Section 162(m) of the Internal Revenue Code.

2.           ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Valmont, its stockholders and any person receiving an award under the Plan.

3.           ELIGIBILITY.  Executive officers and other senior management officers of Valmont shall be eligible to receive awards under the Plan.  Such participants include the Chief Executive Officer, other executive officers and senior management officers and any persons performing similar duties in the future.  The Committee shall designate the executive officers and other senior management officers who will participate in the Plan each year.

4.           AWARDS.  The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer or senior management officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual assuming such position; provided, if such person is a covered employee under Section 162(m) of the Internal Revenue Code, the eligibility of such person shall be conditioned on compliance with Section 162(m) for tax deductibility of the award.

The Committee shall also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan.  Such targets, which may be calculated on an absolute or relative basis, shall be based on stock price, earnings, earnings per share, growth in earnings per share, total shareholder return, achievement of annual operating profit plans, operating income performance, return on equity performance, return on capital, sales growth, expense or working capital targets, margin improvement, cash flow, or related financial performance goals determined by the Committee permissible under Section 162(m) or any of the foregoing before or after the effect of acquisitions, divestitures, accounting charges, or other nonrecurring expenses, all as determined by the Committee.  The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Internal Revenue Code) to which the performance target relates. The performance target shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable following the completion of the applicable performance period upon certification by the Committee that Valmont achieved the specified performance target established for the participant. Awards may be paid in cash or securities.  Grants or awards of stock options, other securities or stock appreciation rights shall be based on a stock price that is not less than current fair market value at the time of grant, and shall be subject to the restrictions and conditions contained in a Valmont stockholder approved Stock Plan.   Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid.  However, in no event may a participant receive compensation with respect to the Company’s short-term and long-term incentive plans under the Plan in any fiscal year in excess of (i) $4,000,000 for cash-based awards under short-term incentive plans, (ii) $6,000,000 for cash-based awards under long-term incentive plans, and (iii) 100,000 shares of common stock for incentive plans based on performance shares, performance-based restricted stock or performance-based restricted stock units (which shares shall be issued from the Company’s then current Stock Plan and shall be subject to customary adjustments for stock splits and similar transactions as set forth in the Company’s then current Stock Plan) or the cash equivalent thereof in the event settlement is made based on the fair market value of such shares.

5.           MISCELLANEOUS PROVISIONS.  Valmont shall have the right to deduct from all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.  Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Valmont. The costs and expenses of administering the Plan shall be borne by Valmont and shall not be charged to any award or to any participant receiving an award.

6.           CODE SECTION 409A.  Unless the Committee expressly determines otherwise, awards are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any awards shall be construed and administered to preserve such exemption.  To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed and administered to permit the award to comply with Code Section 409A, including, if necessary, by delaying the payment of any award payable upon separation from service to a employee who is a “specified employee” (as defined in Code Section 409A) for a period of six months and one day after such employee’s separation from service.

7.           AMENDMENTS AND TERMINATION.  The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan.  However, unless the stockholders of Valmont shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one participant under the Plan in any fiscal year, which would change the performance targets permissible under the Plan for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.